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                                                                      Exhibit 15




Letter Re: Unaudited Interim Financial Information
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Aetna Inc.
Hartford, Connecticut

Ladies and Gentlemen:

Re: Registration Statements No. 33-52819, 33-52819-01, 333-07167, 333-07169,
333-08427, 333-08429 and 333-08431


With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 5, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




                                    /s/ KPMG Peat Marwick LLP


Hartford, Connecticut
May 5, 1998